EXHIBIT 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc. — Chairman and CEO
Ware Grove
CBIZ, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti & Company — Analyst
Gary Merwitz
Robert Kirkpatrick
Cardinal Capital Management — Analyst
Bill Sutherland
Boenning & Scattergood, Inc. — Analyst
Vincent Colicchio
Noble Financial Group — Analyst
Ted Hillenmeyer
North Star Partners — Analyst
PRESENTATION

Operator
Welcome to the CBIZ first-quarter results conference call. My name is Teresa and I will be your operator for today’s call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded.
I will now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Thank you, Teresa, and good morning, everyone. Thank you for calling in to CBIZ’s first-quarter 2010 conference call. Before I begin my comments, I’d like to remind you of a few things.
As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask that if you have questions, you hold them till after the call and we will be happy to discuss it at that time. The call is also being webcast, and you can access the call over our Web site at www.cbiz.com.
You should have all received a copy of the press release we issued this morning. If you did not, you can access it on our Web site or you can call our corporate office for a copy.
Finally, please remember that during the course of the call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K, and press releases.
Joining me on the call this morning are Jerry Grisko, our President and Chief Operating Officer; and Ware Grove, our Chief Financial Officer.
As you all know, prior to the opening this morning we released our first-quarter earnings. We released earnings per share of $0.27, which includes a $0.02 charge for the previously announced write-off of lease expense as a result of one of our acquisitions. So as you normalize the two, we reported $0.29 versus $0.30 a year ago on somewhat lower revenue. On a positive note, with lower revenue, our cash earnings per share were equal to last year. And on an equally positive note, our two largest groups, our Financial Services group and our Employee Services group, both performed better on the bottom line given that their revenue was down.
I will have a number of comments to add to Ware’s presentation with respect to our MMP business as well as the status of other items in the Company. But at this point I’ll turn it over to Ware to go through the details.

Ware Grove — CBIZ, Inc. — CFO
Thank you, Steve, and good morning, everyone. As is our normal practice, I want to take a few minutes to review the highlights and add perspective to the numbers we released this morning for the first-quarter 2010 results. I should first remind everyone that 2009 numbers are now restated for the impact of the discontinued operations that occurred in the fourth quarter of 2009. You can find further detail on that in our 10-K filing, footnote number 22, which is on page F-43. And I believe we also filed some supplemental quarterly information with our 8-K in connection with the year-end earnings release. But I’m happy to provide in the follow-up questions any further detail that anyone needs.
There are a number of favorable trends impacting our business at this stage. But as we indicated earlier this year, we expected that 2010 would present a challenging environment for CBIZ, and we therefore expected a relatively modest growth in revenue and earnings for the full year. While we are all aware of the reported improvements in economic growth in recent quarters, unemployment levels continue to be high. And through the first quarter of 2010, we have not yet seen a general rebound in activity within the small and mid-sized business client that is typically served by CBIZ. There are recent indications that investment spending and expansion activity within the CBIZ client base is beginning to improve. But our first-quarter same-unit revenue decline of 5.6% reflects continuing pressures within this market segment that we serve. Now, this decline in revenue for the first quarter was not totally unexpected. Bear in mind that the same-unit revenue declines we experienced in the second half of 2009 were 7% and 9.1% in the third and fourth quarters of 2009. So, sequentially, we are seeing an improvement with these first-quarter numbers.
The actions we took last year to carefully manage costs continue to have a favorable impact in 2010. Compared to a year ago, our total headcount in the first quarter has been reduced by approximately 4%. And absent the impact of acquisitions, headcount is down by 7.3% versus the first quarter a year ago. The revenue from newly acquired operations contributed $6 million to revenue in the first quarter, and these newly acquired businesses are generally performing in line with our expectations.
Now, in the first quarter, same-unit revenue in our Financial Services group declined by 5.7% compared with the prior year. We are retaining clients, but the overall volume activity continues to be soft. The softness in revenue in the first quarter was generally anticipated, and we are continuing to carefully manage costs within this group. As a result, you will see that earnings contribution in this group has increased in the first quarter this year compared to the prior year, despite the lower revenues.
Same-unit revenue in our Employee Services group declined by 1.6% in the first quarter compared with a year ago. The persistent high rate of unemployment, which factors into the group health benefits business for this group, has continued to create challenges for revenue growth. We are increasing our client count, and our client retention rate continues to improve. But the fewer number of participants in group health plans offsets these favorable factors. Our retirement advisory business is benefiting from generally higher underlying asset values. But when we look at the property and casualty business, rates continue to be soft, and, therefore, our revenue growth has been impacted. As we are with Financial Services, we are managing expenses carefully within the Employee Services group, and the earnings contribution to this group has increased nicely in the first quarter of 2010 compared with the prior year.
Now, same-unit revenue in our Medical Management Professionals business declined by 11.4% in the first quarter compared with a year ago. A little more than half of this decline is due to net client terminations that occurred throughout 2009. As we noted throughout the second half of 2009, competitive pressures, plus client consolidations, loss of hospital clients, and a slower rate of new client growth created challenges in our ability to grow revenue within this group in 2009. As a result, we had expected revenue in our MMP group to be soft in the first half of 2010 and to be relatively flat for the full-year 2010 versus 2009.
At this stage of 2010, the new-business pipeline is very good, and our client attrition is in line with our expectations. So we expect this will have a favorable impact later throughout 2010. Beyond the net loss of clients, however, the remaining decline in revenue is being driven by a general decline in the number of procedures performed by the physician groups that we serve, which is heavily oriented towards radiology. Consistent with public information that is available and industry surveys that are under way, we believe that several factors led to this decline in the first quarter. First of all, there were a number of weather-related closures throughout the Midwest and East this past winter that essentially caused the number of patient visits and the related procedures to decline. In addition, we think the higher of unemployment, and therefore the possible loss of benefits coverage, has caused a decline in the volume of discretionary procedures. And thirdly, we think the debate on healthcare reform has caused physicians to slow down the rate of what is called self-referrals, primarily for radiology-related procedures. Coupled with these factors is that the mix of procedures has been more heavily weighted towards lower-cost procedures. There has been a general reduction in the volume of MRIs, CAT scans, and mammography procedures, which are some of the higher-cost procedures. This trend has reduced the amounts billed, and the value of billings in this business has a direct impact on our earnings, as we perform the same amount of work in terms of coding and processing items for reimbursement for the physician groups that we serve.
As you review the numbers for the first quarter, there are several other items to bear in mind. In January of 2010, we announced the acquisition of Goldstein Lewin & Company, a financial services firm located in Boca Raton, Florida. At that time, we also indicated that we expected to record a restructuring charge of about $1.4 million in connection with integrating this new firm with our existing operations in Boca Raton. This $1.4 million charge, which is 68 basis points against revenue, was recorded in the first quarter, and this is reflected as an increase in the operating expense line of our income statement. During the first quarter, we also recorded an increase in our legal expenses of about $1 million, which is 48 basis points against revenue, compared with the first quarter a year ago. This expense was incurred in connection with bringing several longstanding legal matters to a conclusion. We have a judgment in our favor that we ultimately expect will offset these expenses, but the matter has not yet progressed to the point where we are able to record any favorable settlements. This expense is reflected in our general and administrative expenses for the first quarter. Given the nature of legal expenses, we expect that over the full year the comparison to prior year will reflect more normal trends. However, also due to the nature of these expenses, this is somewhat unpredictable. These two items together negatively impacted pre-tax margin by 116 basis points in the first quarter. And so if you look at results without these two items in the first quarter of 2010, the margin on pre-tax income from continuing operations would be 14.6%, compared to 14.2% in the first quarter in the prior year.
But I also need to mention the impact of gains or losses on the assets held in our deferred compensation plan. Our footnotes outline this, but the total assets held in this plan were about $29.3 million at March 31st, 2010. During the first quarter, a gain of approximately $1.3 million was realized on these assets, and this served to increase operating expense by $1.1 million and increase general and administrative expenses by approximately

$200,000 in the quarter. During the prior year, losses of approximately $800,000 were realized, so the change has served to increase expenses by about $2 million when you compare 2010 with 2009. Eliminating the impact of these gains or losses, the operating income margin for the first quarter of 2010 was 14.4%, compared with 15.7% for the first quarter a year ago. As a reminder, there is no impact to our reported pre-tax income as a result of the accounting for gains and losses in the deferred compensation plan.
Now, if you want to further consider the impact of the restructuring charge and the first-quarter legal fees that I described, the operating income margin was 15.5% if you eliminate these items in the first quarter of 2010. And that compares with 15.7% for the prior year. General and administrative expenses actually declined slightly compared with the prior year when you eliminate the impact of the legal fees, combined with the impact of the gains or losses on deferred compensation plan assets.
Now, during the first quarter, we used approximately $26 million of cash for new acquisitions and earn-out payments for acquisitions closed in prior years. We made no share repurchases during the first quarter. During the quarter, our debt outstanding on our bank credit facility increased from $110 million at year-end to $139.5 million at the end of the quarter, an increase of approximately $29 million. As many of you know, CBIZ typically experiences a seasonal use of working capital cash in the first quarter and then generates significant positive cash flows during the second and third quarters. This year, considering the non-operating uses of cash for acquisition purposes, the seasonal use of cash was only about $3 million. And this compares to a normal seasonal use of cash that typically runs within a range of $10 million to $20 million. Capital spending during the quarter was about $900,000, and depreciation and amortization expense was about $5.1 million for the first quarter of 2010. DSOs on receivables stood at 86 days at the end of the first quarter, compared with 80 days at the first quarter a year ago. About half of the increase is due to our Financial Services business that is related to the acquisitions over the past year, as that more heavily weighs the DSOs year over year. Bad debt expense for the first quarter was 51 basis points of revenue, compared with 85 basis points for the first year a year ago. So we’re seeing some improvements in that area.
For the first quarter, we reported cash earnings per share of $0.41, compared with $0.41 for the first quarter a year ago. Cash earnings per share serves to highlight the impact that major non-cash charges have on GAAP reported earnings. We think this represents a meaningful measure of the Company’s financial performance. A table outlining this calculation is included in our earnings release for your information. EBITDA for the first quarter was $36.3 million, and this calculation does not exclude the $1.4 million restructuring charge that I described earlier. Earnings per share from continuing operations were $0.27 in the first quarter, and as Steve reminded you and as we stated in the earnings release, the $1.4 million restructuring charge that we recorded in the first quarter impacted these earnings by $0.02 per share. You will note that our tax rate in the first quarter was 40.5%. Earlier this year I indicated that we expected a tax rate of approximately 39% for the full year of 2010. And that continues to be our expectation, as we anticipate being able to utilize tax benefits later in the year, and that will serve to reduce our effective tax rate as we proceed through the year.
Our cash flow continues to be in line with expectations, and we are continuing to assess a number of acquisition opportunities. We have announced two acquisitions in the first quarter this year. It is likely that we will close several more acquisitions throughout the balance of the year as we have in prior years. As we commented earlier in the year, our activity in repurchasing shares is opportunistic and will likely be limited to the number of shares necessary to offset the dilutive impact from annual grants. Our priority in the use of capital continues to be in making strategic acquisitions. And on one further note, we expect the full-year fully diluted share count will be approximately 62.1 million shares, and that’s consistent with what I indicated earlier in the year.
Now, as we look forward to the balance of 2010, we are seeing signs of improvement in the small and mid-sized business segment that we serve. And we expect there will be a slow and general recovery in their investment, expansion, and spending activity, but hiring may lag this recovery somewhat. This is expected to have a general positive impact in our ability to once again grow same-unit revenue through the balance of 2010 in both our Employee and Financial Services groups. But we are continuing to manage costs very carefully until this occurs. Within our Medical Management Professionals business, if this decline in the volume of procedures that we experienced in the first quarter proves to be longer term and persists for much of 2010, then achieving our goal of increasing earnings in 2010 will become more challenging. Now, our visibility on this issue is somewhat unclear. However, if the current reduction in the volume of procedures proves to be temporary and short term in nature, then excluding the impact of the first-quarter acquisition-related restructuring charge, we remain comfortable with our ability to achieve our goal to increase earnings within a range of 4% to 7% this year over 2009.
So with those comments, I’ll conclude and I’ll turn it back over to Steve.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Thank you, Ware. Let me give you some more information with respect to our medical management business, given that was the primary reason for the decline in the quarter. 70% of our doctor groups witnessed a decline in total number of procedures. On an aggregate basis, the total number of procedures that we performed was down 8.4%, with radiology being down 10.3%. And when you consider that in the quarter we do over almost — well, last year we did over 7 million procedures, we’re talking about a decline in procedures of over 600,000 quarter to quarter. And equally, or perhaps just as important, as Ware pointed out, the high-modality procedures, those that get charged the most, which are your CAT scans, your MRIs, your diagnostic exams, and your mammography, were down an estimated 10% to 12% across the board. As Ware also pointed out, these numbers are consistent with what we are seeing in both public companies and in the private companies we talk to.
The reasons are not clear. They are in part weather. They are in part unemployment. They’re in part the shift to more and more people with high-deductible plans, which means they’re going to do less of the high procedures using their own money in the first quarter. They are probably influenced by the congressional review of self-referrals, and probably influenced by the new healthcare bill, which has in it information concerning multiple procedures given to patients on the same day, which is an issue that will come at us in the future. The combination of all of these has caused less procedures, and until we get more clarity as to exactly why, we can only surmise the reason. The bottom line was, procedures were down 8.4%. And that was in part due to the fact that we had lost some clients, in part due to all of the other reasons that I’ve given you.
The good news in the medical practice business is the following: the new business list, or the pending list of new clients, is longer than we have ever had before. Now, there are no assurances that we will close all of those. But at least the pipeline of new business looks very good and gives us an indication that we expect that the new business for 2010 will exceed the lost business in 2010, as it has for every year prior to 2009, which bodes well for the future.

Turning to some of the other items impacting CBIZ, we have spent an extraordinary amount of time and resources understanding and communicating the new healthcare reform. We believe that the new rules, although many of which are not yet fully documented and some of which are in fact likely to change, will bode well for the Company over the long run. And what we are doing now is doing our best job to educate our clients and our prospects as to what’s in store for them with respect to both tax issues, group health plans, and payroll reporting issues.
Our client retention rates continue to hold at the 90% rate. So we are not losing clients, as Ware pointed out, but as he also pointed out, we are doing in fact less work for many of them on the Financial Services side. And the headcount reduction is causing us to have less revenue per client on the Employee Services side. Our cross-serving efforts continue to be strong. On a year-to-date basis, we’re ahead of where we were last year, and we are on target at this point to make our full-year target. We are actively in discussion with various financing sources to have alternatives available to us in this market to refinance the convertible debt that’s due in June of 2011. And we are hopeful that we will be able to report both a new bank financing and a new term financing at some point in the near future. Our acquisition pipeline remains as strong as it has been, and as Ware points out, we are highly confident in our ability to close our normal three to six transactions by the end of this year.
With that, I’d like to stop and take the questions of our shareholders and analysts.
QUESTION AND ANSWER

Operator
Thank you. We will now begin the question-and-answer session. (Operator Instructions). Our first question comes from Josh Vogel. Please go ahead.

Josh Vogel — Sidoti & Company — Analyst
Hey, good morning, Steve and Ware. Thanks for taking my questions. Thanks for all the detail with regards to MMP, but I was just curious, you note that if the volume of the procedures returns to normal levels, you’re comfortable with your full-year EPS guides. But I was curious how soon this would have to return to normal levels in order for you to leave the guidance intact.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
That’s a very good question, Josh. We monitor this month to month. We have extraordinary amount of detail down to our client level.
It’s unclear at this point. We’re not prepared to make any change and I can’t at this point tell you. We probably would know by the end of the second quarter whether the trends in both total procedures and in modality continue, and would probably be in a better place at that time to determine whether or not the full-year bottom-line guidance should be adjusted.

Josh Vogel — Sidoti & Company — Analyst
Okay, can you give any sort of commentary as to the number of procedures based on April, relative to January, February, and March?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
We’re just amassing the April data now. Appreciate we have over 400 clients in 70 locations and on somewhat different systems, because we have four different types of medical services. We don’t have that data at this point. We also have to go back and look at the number of days in the month compared to the prior April of last year. So we’re in the process of doing that now. But I think that the right time for us to be reexamining the impact on full-year probably would be with a couple more months of information.

Josh Vogel — Sidoti & Company — Analyst
Okay, just one more with regard to MMP here. Could you just talk about the monthly trends that you saw January through March in terms of numbers of procedures?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
I think the trends were generally down, maybe not totally conclusive, because, again, as opposed to losing a client where you know what the revenue impact is, what we end up seeing is less procedures from a whole lot of different clients. So I think we saw trends coming down in the quarter for sure, primarily in the radiology where we were off 10% quarter over quarter.

Josh Vogel — Sidoti & Company — Analyst
Okay. Shifting to National Practices, do you feel that there’s more business divisions here that you plan to get out of? And if so, what do you think the revenue impact would be there?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Now, the businesses that are remaining in National Practices at this point, which consists primarily of our Edward Jones support business and our healthcare consulting business in New Jersey, are both businesses that we intend to keep. I expect that they will do just fine as they have in each of the other years. So no, there are no other planned dispositions out of National Practices.

Josh Vogel — Sidoti & Company — Analyst
Okay, great. And just lastly, what were the total earn-out payments in the quarter, and are there any others planned for the rest of the year?

Ware Grove — CBIZ, Inc. — CFO
Yes, Josh, this is Ware. As I indicated, we spent about $26 million. About half of that was earn-out, and half of it was closing payments for the newly acquired businesses.
So for the total-year 2009, we probably have another 12 or so to go in terms of future payments. And then if your question is in 2010, we have about $22 million, $23 million planned, assuming people hit their full targets, and then about $20 million planned in 2011.

Josh Vogel — Sidoti & Company — Analyst
Perfect. All right, thank you very much.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Hey, Josh, let me add one other point about MMP for your information as well as everybody else’s. MMP is a business we acquired in 1998 doing $18 million of revenue. Last year it did $160 million of revenue. It has been a good, strong, growing business for us, and like any business that has had that kind of growth, it’s going to have a bump in the road from time to time. But it is a business that we are going to continue to invest in and grow because we believe that the long-term trend is going to be for more and more doctor groups, especially in our specialties, to continue to have a third party do their billing. So we see a long-term positive growth scenario here once we get through figuring out what happened this year and, quite frankly, the last half of last year.

Operator
Thank you. Our next question comes from Gary Merwitz. Please go ahead.

Gary Merwitz — Investment Counselor of Maryland
Good morning, guys. I wanted to ask a couple questions on MMP also. I guess, first, how do the numbers that you gave from a procedures standpoint compare to maybe the third and fourth quarter of last year?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Gary, I don’t have that in front of me, but we can get that because we do know quarterly our procedures. I have just in front of me the quarter over quarter — first quarter versus first quarter. But I’d be happy to get you that.

Gary Merwitz — Investment Counselor of Maryland
Okay, thank you. And then I guess the troubling point I would think for you all also is just the significance of the decline in profitability. It sounds like you’ve taken some actions that even if the procedure count stays lower, that you can hopefully recoup some of that profitability. Is there any kind of metrics you can give us to get a sense for whether the levels of the declines in the profits, whether they should really be reduced somewhat, or thoughts on that?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Yes, I think that we are in the process now of finishing up all of the other actions that we need to take in response to the decline in revenue. Because the decline in revenue tended, as I said earlier, not to come from the loss of a bunch of clients in one area where you knew how many people were affected (it tends to be dribbled out across the entire portfolio) it was much more difficult to determine where your expense saves were likely to be. We have historically shown the ability to mitigate revenue declines by adjusting our expense base. And I think I’m pretty comfortable we’ll be able to do that again. As to the exact metrics, we will probably have a lower margin in that business for this year than we have had historically, given the fact that we were a little bit behind the curve in the first quarter, but maybe not dramatically. But beyond that, I don’t think we have metrics yet that we can share.

Gary Merwitz — Investment Counselor of Maryland
Okay, and then it does seem like procedures were down most of last year. Why did this come as a particular surprise, I guess?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
I think the surprise for us wasn’t as much the procedures, because last year, the procedures were down in very definable locations and primarily related to the loss of a specific client. This was much more general across the entire base. But last year we did not see the same extent of the modality change. The most dramatic swing for us this year was a 10% to 12% to 14%, depending on which procedure it is, reduction in the very, very high-cost procedures, the MRIs, the CAT scans, mammography, and the diagnostics. To give you a sense of proportion, those procedures, you probably pay seven to ten times what the normal scan of a broken arm is going to pay. So what we saw was not only lower procedures, but a significant reduction in the high-cost procedures, which of course relate to the high-revenue procedures for us.

Gary Merwitz — Investment Counselor of Maryland
Got it. Then, last couple questions. One, is there any way you could take a stab at what you think your guidance would be if procedure counts did stay kind of where they are now?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
No, it’s too soon to do that because, quite frankly, as Ware pointed out, we’re seeing positive, albeit somewhat anecdotal, signs in our other businesses. Before we start changing guidance, because we give guidance for the whole Company, we’d want to be able to factor that in as well.

Gary Merwitz — Investment Counselor of Maryland
And so the organic growth numbers in Employee Services and Financial Services, those kind of came in where you figured, and profits seemed pretty good too?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Yes. The revenue was off a little bit, as we indicated, but in both of those groups they reported higher earnings contribution year over year on lower revenue. So we’re more or less comfortable with their performance.

Gary Merwitz — Investment Counselor of Maryland
Great. Okay. Thanks very much. Good luck.

Operator
Thank you. Our next question comes from Robert Kirkpatrick. Please go ahead.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Thank you. Just a couple of housekeeping questions, maybe for Ware. Ware, where would I find the pre-tax restructuring charge and the increased legal expenses when I think about the segment breakdown of your income?

Ware Grove — CBIZ, Inc. — CFO
First of all, the legal expenses are in the general/administrative expenses, so they’re not included in the segment reports that you see. The restructuring charge is in corporate unallocated. It’s not attached or allocated to any one particular segment at this stage. So it’s part of that $4.4 million number that you see there on other corporate unallocated.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Okay. And Steve, could you talk a little bit more maybe about the M&A market in general, in terms of what are you seeing in terms of your pipeline? How has it changed from last quarter and from a year ago?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
I would characterize the pipeline as relatively unchanged from last quarter and last year. We still have our normal number of attractive Financial Services companies and our normal number of attractive Employee Service opportunities. The pricing has not dramatically changed. Again, in the Financial Services business, as a cash buyer, we’re still basically the only buyer in the market. On the Employee Services side, the market itself hasn’t been dramatically changed for the smaller transactions. So I would view the pipeline as strong as we’ve seen it before, and I’d view the pricing to be more or less the same. And as I think you know, we are very disciplined in our approach, so we’re not going outside of our traditional margin multiple anyway.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Okay. And then could you comment on the Financial Services area? You talked about doing less work for your consistent stable of clients. How would you characterize that less work? Any particular areas and fields?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Yes, I think it’s certainly on the audit side, I think we’ve seen a decline. Interestingly, our average pricing for the quarter is up a bit. Our hours were down, and our client retention rates remained the same, which is what drives us to the fact that we’re doing less. Actually, we’re also not able to charge for some things that historically were add-ons that historically we were able to get as well. So I think it’s a combination. It’s not dissimilar from what we saw last year. The Financial Services environment is pretty consistent in that respect. Our clients have not yet opened up the pocketbooks to begin to dramatically expand.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Well, I would guess with the both Intuit and ADP employment reports starting to look a little bit better than generally realized, that hopefully that won’t be too much further down the road.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Well, I hope so. Our own payroll business has just reported that they have now seen the third consecutive month with increased same-store employment payroll checks, which is number of employees. It was up, and I think it was 1.4%, 1.5% month over month, April over April, and it’s been up now three months in a row. So our data is also consistent with what’s being publicly reported. And the ADP data really has to be segmented because I think they have both large and small companies in there. But as Ware pointed out and as I pointed out, we are seeing some signs that in fact things are getting a bit better.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Okay. And then with respect to the margins in the medical practice management business, we should conclude from the low margin that occurred during the first quarter that it is primarily a fixed-cost business?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Well, in the short run, yes. In a quarter or month to month, it is. Because we have so many locations, and because many people have multiple functions in those locations, you can see a decline in revenue that doesn’t automatically translate to headcount reductions, which is typically your biggest expense. So you’re locked in a little bit in the short run. Over the long run, you can move clients. You have technology opportunities to improve things, which we are working on. But yes, I mean, 70 percent of the cost is in people.

Ware Grove — CBIZ, Inc. — CFO
Yes, it is, and just bear in mind that the people are coders, and these are trained and certified coders. So there’s a learning curve and an investment on the part of the companies. So not unlike what we’ve described in Financial Services, we want to be very careful about managing that headcount down too quickly. So yes, we got caught, and there was a big margin squeeze in the first quarter. And we’re looking at opportunities to align costs more carefully with the revenue. But as we said before, the procedure mix issue is a bit unclear to us right now.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
One can assume and should assume that if there is a 10% reduction in procedures for radiology, that over time we should be able to compensate for that. It’s just not going to happen in a particular quarter.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Okay. And then the National Practices, this being primarily your Edward Jones contract, being slightly above break-even, I think, for the quarter, is that indicative of that type of business, or was there something special that went on during the quarter?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
We need to clarify that. There are two business units in there. There is Edward Jones, which actually performed better than plan for the quarter, and our medical advisory business in New Jersey, which actually performed worse than plan, although I expect that they will make that up. So the number doesn’t reflect anything on the Edward Jones contract. We were ahead of what we expected.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Great. Thank you so much, gentlemen.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Okay.

Operator
Thank you. Our next question comes from Bill Sutherland. Please go ahead.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Thank you. Good morning. Ware or Steve, group health premiums, how are they tracking as far as year over year?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
What you’re seeing is two things. You’re continuing to see an increase in the cost of insurance, which means that the premiums are going up. But you are offset by the fact that you have less people in the various groups that are being covered.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Aren’t you getting to a point where you’re sort of “anniversarying” that part of it?

Ware Grove — CBIZ, Inc. — CFO
No, I don’t think so. I think the general decline in the number of employees started to occur early in the year last year but persisted and got worse throughout the year. So we haven’t quite lapped that factor.
And the other factor I think that impacts our revenue is the fact that an employer typically will mitigate premium cost increases with some plan design changes, and that’s not atypical either. So there’s not a real linear relationship between our revenue and premium cost changes.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Okay. That’s good color. The Financial Services side with the little bit of acquisition impact for the year, based on kind of how you see things trending in the beginning of this quarter, are you thinking you’re going to be able to have revenue growth or, it looks like it’s going to be challenging, certainly on a same-unit basis.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Yes, I think that’s the way we’re looking at it. I think it’s going to be very challenging on a same-unit basis. I think with acquisitions, we will probably be up for the year. But the market is soft, and our clients are not yet opening up to expand to do lots of things that they historically used us for.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
What particularly surprised me, Steve, was when you said audits were down. I guess you mean mainly external audits, which people don’t have much latitude on. Is it a business failure?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
No. I think the number of audits we did were less. Well, I know that the number of audits we did were less, and I think you typically had the ability to charge for things that came up in audits that weren’t originally envisioned. We don’t have the ability to pass that on.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Okay. All right. That makes sense. And finally, I know there’s a lot of moving pieces in MMP. One of the factors you mentioned in terms of possibly explaining procedure decline was decreased self-referrals. Would you mind elaborating slightly? I’m not sure how that works.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Well, sure. There has been from time to time initiatives in Congress to amend or write laws that would regulate the extent to which doctors could refer patients to facilities they had an economic interest in.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Right.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
That issue came up again in the healthcare debate. There is a bill or a proposal in front of Congressman Waxman’s subcommittee dealing with this issue. My best guess is that to the extent that this was a contributor, and I can’t tell you the extent it was, but to the extent it was a contributor, it was because the shot was across the bow. The doctors are looking at all of the things coming out of the healthcare debate and trying to figure out that which is going to give them a problem and that which is not. But there’s clearly a bill pending now, and there’ll be subcommittee discussions on the self-referral issue.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Two questions on that. So you’re saying that the physicians who might be impacted are actually just acting prospectively without anything actually in place to drive it?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
What I’m saying is that we don’t know all of the reasons. We’re just trying to put together why we think things are happening.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Okay.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
There are no real regulations, as far as I know, about this, but it is under review. So when you take a step back and say, “What’s affecting the doctors? Why are we seeing across the board all of these declines?” We think it is a contributor. And quite frankly, I believe that there is an industry bulletin on this issue from one of the radiology groups talking about the fact that doctors are concerned about it. To the extent that that concern has actually migrated to them referring less patients, I don’t know.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Okay, and then lastly, Steve, you’ve talked just a little bit about some technology enhancements you want to do in MMP, and obviously, the importance of it keeps increasing. So maybe you can talk a little bit more on that and the timing of that. Thanks.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Sure. That’s a great question. I hope we still have everybody. That’s a great question, and we have a rollout plan for new technology, primarily in radiology. That plan has begun. We have slowed it up a little bit to make sure we’re doing it right in each place we’ll do it. So the full impact that we expected this year may be a little bit less. But we are on a three-year plan to migrate all of our radiology clients to a new, better processing system, and we’ll be rolling that out over the next two and a half years.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Great, thanks.

Operator
Thank you. Our next question comes from Vincent Colicchio. Please go ahead.

Vincent Colicchio — Noble Financial Group — Analyst
Yes, Steve, I was curious, not to beat a dead horse on the MMP business, but in the competitive landscape, I’m wondering if there are any changes there of magnitude, such as new entrants or aggressive pricing by certain competitors.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
No new significant entrants that I’m aware of, although there’s always some mom-and-pops that pop up. There has been some aggressive pricing by some of our competitors, and we have to react to that, so there’s been a revenue impact on our reaction to that. I would say that all of the billing companies are facing exactly what we’re facing, which is a margin squeeze with lower revenue. And yes, the market’s pretty tough out there.

Vincent Colicchio — Noble Financial Group — Analyst
And one last question. My others were answered. Do you have any large renewals coming due in the current quarter?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
You mean renewals with our clients?

Vincent Colicchio — Noble Financial Group — Analyst
Yes. Yes.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
No. Again, we have 50,000 corporate clients. Other than Edward Jones, we don’t have any one client that has any significant impact on our revenue at all. And there are no normal renewals or, there are no abnormal renewals in the next quarter that should impact anything.

Vincent Colicchio — Noble Financial Group — Analyst
Thank you.

Operator
And thank you. Our next question comes from Ted Hillenmeyer. Please go ahead.

Ted Hillenmeyer — North Star Partners — Analyst
Hey, guys. Ware, I didn’t catch what you said on the seasonality of receivables. I think you mentioned $3 million versus a norm of $10 million to $12 million.

Ware Grove — CBIZ, Inc. — CFO
Yes, what typically happens, Ted, is in the first quarter, driven by the seasonal activity in Financial Services for audit and tax work, we do the work, and the work gets basically recorded in our receivables. Those receivables get paid by clients in the second and third quarter, so we generate cash as those receivables liquidate in the second and third quarter. And that’s been a seasonal pattern here for many years at CBIZ.
Typically, because of that, we use I’ll say $10 million to $20 million of cash in the first quarter to support that. This year we used approximately $3 million of cash, which tells us that the receivables are generally liquidating as they should and to expectations. And quite frankly, on the disbursement side, because of our focus on managing expenses, we’re watching the outflows fairly carefully as well. We are not deferring capital spending or anything like that. It’s fairly nominal in the first quarter, but that’s not unusual.

Ted Hillenmeyer — North Star Partners — Analyst
So I’m confused. What caused the difference, $3 million versus $10 million to $20 million?

Ware Grove — CBIZ, Inc. — CFO
Just the continued focus on the managing of the outflows and the expenses, along with the continued liquidation of the receivables that were booked throughout the fall and second half of 2009. I think we had some small cash balance at the end of the year that we used, $2 million or $3 million. But it’s just a sign that we’re managing the business, and particularly the disbursements, fairly carefully as we’re keeping a close eye on expenses.

Ted Hillenmeyer — North Star Partners — Analyst
So when the cash comes in the door in Q2 and Q3, are you saying it’s only going to bump up $3 million?

Ware Grove — CBIZ, Inc. — CFO
No. No, I’m not. It should bump up far in excess of that. For the total year, we would expect a free cash flow of roughly $50-plus million. So in the second and third quarter, you might see $15-plus million in each quarter.

Ted Hillenmeyer — North Star Partners — Analyst
Okay, thanks. And then for acquisitions, can you give any color on the size of deals that are potential?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
In the Financial Services group, our most likely acquisitions are of businesses that are anywhere from $10 million to $30 million of revenue. We don’t have anything that I would say is highly likely at this point, of course, things do change, that are $50 million or more. In the Employee Services side, I think they’re the more traditional, smaller transactions, anywhere from $3 million to $10 million.

Ted Hillenmeyer — North Star Partners — Analyst
And then following up on some other people’s questions. The margin squeeze that you and competitors are seeing in MMP, has that prompted anybody to look at selling businesses? You hear any scuttlebutt on that?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
I’m not aware of any as a result of what’s effectively been a relatively short-term change in everyone’s revenue. I’m not aware that anybody is actively looking to sell their business. A number of the billing companies that we compete with are private equity-owned. And most of them are probably thinking about expanding before they think about selling. But at this point the change hasn’t, as far as we know, driven anybody to be a seller.

Ted Hillenmeyer — North Star Partners — Analyst
And then within MMP, you mentioned I think loss of clients in previous quarters. You’re saying that that did not accelerate in this quarter, and was that partly an attitude change of just not being willing to lose clients and instead giving a little in price?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
No. The answer is yes, we did not lose more clients than we gained in the first quarter, and we believe that the client loss may have dramatically slowed down. What I said in the call of the prior quarter was, what we saw in 2009 was that we lost more accounts or clients than we booked. And it was the first time, I believe, in certainly ten years that that occurred. And we believe that there were a lot of reasons for that, most of which was a paralysis caused by the pending healthcare bill, and doctor groups just weren’t making dramatic changes. But we did lose a number of doctor groups. We lost some to competitors but we lost most of them, or we lost a lot of them to the fact that the groups just went away. They lost their contract so they broke up or they combined with other groups. That doesn’t seem to have happened in the first quarter, and we don’t believe that that trend of losing more than we will gain will happen in 2010, based on the size of the new-business pipeline.

Ted Hillenmeyer — North Star Partners — Analyst
Nor is there a change in the trend of these being within a hospital versus facilities being outside the hospital?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
I’m not sure I understand the question, Ted.

Ted Hillenmeyer — North Star Partners — Analyst
Nor is there a change if these radiologists are on site within a hospital versus —

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Yes, most of our business is with doctors who are on site, but the hospital does not do their billing. There is a concern that, or there may be a drive by hospitals to try and do more billing for their doctor groups whom they don’t do it for now. That’s somewhat of a cyclical issue. Every four or five years you see that in the industry. But as of now, there hasn’t been a dramatic switch in our client base from our physicians having the billing done by the hospitals that they work in.

Ted Hillenmeyer — North Star Partners — Analyst
Okay, and then Financial Services, kind of the falloff on the one-time projects. Do you know when that kind of kicked in last year? Do you hit a point where you run into easier comps?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Well, easier comps, yes. Typically, the special business comes after the busy season of tax and audit, so what you really are looking at is the second half of the year. Typically what happens in the Financial Services group is they work very, very hard through the mid-April timeframe or the end of April, and then they take some vacation and do their training and whatever. And so the special business really impacts you second half of the year. So to the extent we will have favorable comps over unfavorable performance, it’ll be in the second half of the year.

Ted Hillenmeyer — North Star Partners — Analyst
And then I don’t know if I heard you mention the Employee Services was up 3%, down 1.6% same-store, but the operating income or gross margin was up 20%. What drove that big leverage, positive leverage?

Ware Grove — CBIZ, Inc. — CFO
Well, I think as you implied, the impact from the newly acquired businesses certainly was good and positive and in line with our expectations, generally speaking. But the expense leverage, the control on expenses was favorable this year versus last year. So as we did in Financial Services, we were able to improve margins on a slight decline in revenue this year on the same-unit basis.

Ted Hillenmeyer — North Star Partners — Analyst
Okay. I think that’s all I got. Thanks.

Operator
Thank you. Our last question comes from Robert Kirkpatrick. Please go ahead.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Thank you. Just a quick follow-up. Have you seen any change in your need to take provisions for bad debts this year compared with last year?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Actually, as I noted, the expense there is slightly less than it was a year ago. We look at receivables, and particularly the aged receivables, every month. And we have a healthy review process. And this year we’re at about 51 basis points compared to about, what’d I say, 80 basis points a year ago. So even with a slight degradation in DSOs, we think the ability for clients to pay is improving somewhat.

Robert Kirkpatrick — Cardinal Capital Management — Analyst
Great. Thank you so much. Appreciate it.

Operator
Thank you. We have no further questions at this time.

Steven Gerard — CBIZ, Inc. — Chairman and CEO
Okay, well, I’d like to thank everyone who has called in. Obviously the first quarter was a bit of a disappointment to us, primarily as a result of what we’ve explained from our medical practice business. As I’ve indicated, it is a good fundamental business that we’ll be working very hard to make sure we right-size and get it back on the growth path that it has historically been on.
To the CBIZ employees that are listening in, our Financial Services and Employee Services groups did very well given a troubled environment, and we are appreciative of that. And I look forward to addressing everyone after the second-quarter numbers. Thank you.

Operator
Thank you, ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may now disconnect. Thank you.